Exhibit 5.1

July 9, 2013

Board of Directors

Rentech, Inc.

Re:	Rentech, Inc.

Registration Statement on Form S-8

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion in connection with the Registration Statement on Form S-8 filed by Rentech on July 9, 2013 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished to you at your request in order to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares (as defined below) under Colorado corporate law.

Pursuant to the Registration Statement, Rentech is registering an additional 8,400,000 shares of Rentech common stock, par value $0.01 per share (the “Shares”), for issuance under the Second Amended and Restated Rentech, Inc. 2009 Incentive Award Plan (the “Plan”).

In connection with this opinion, we have examined an executed copy of the Registration Statement; Rentech’s Amended and Restated Articles of Incorporation, as amended through the date hereof; Rentech’s Bylaws, as amended through the date hereof; the Plan; resolutions of Rentech’s Board of Directors relating to the adoption of the Plan, the increase in Shares under the Plan and approval of the Registration Statement; and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters. We have reviewed Rentech’s Tax Benefit Preservation Plan dated as of August 5, 2011 (the “Rights Agreement”), between Rentech and Computershare Trust Company, N.A., as Rights Agent, that provides for stock purchase rights to be issued with common stock of Rentech (the “Rights”). We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.

Holland & Hart LLP Attorneys at Law

Phone (303)290-1600 Fax (303)290-1606 www.hollandhart.com

6380 S. Fiddlers Green Circle Suite 500 Greenwood Village, CO 80111

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

Board of Directors Rentech, Inc. July 9, 2013 Page 2

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the legal capacity of all natural persons; (vii) the due authorization, execution and delivery of all documents by parties other than Rentech; and (viii) that the Registration Statement and the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein.

We are opining as to the Colorado Business Corporation Act and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of Rentech and, following the issuance and delivery of the Shares in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable and, as of the date hereof, the Shares will be accompanied by the associated Rights.

In connection with our opinions set forth above, (i) we note that certain provisions of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (ii) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. The foregoing, however, shall not constitute an admission to our being “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP